UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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First Community Corporation

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5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 6, 2018

Dear Fellow Shareholder:

We cordially invite you to attend the 2018 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank. At the meeting, we will report on our performance in 2017 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 16, 2018 at 11:00 a.m. local time, at the Marion Hatcher Center, 519 Greene Street, Augusta, Georgia, 30901 for the following purposes:

1.	To elect as directors the four nominees named in the accompanying proxy statement;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote) (“Say-on-Pay”);
3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountants; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning shares of our common stock at the close of business on March 21, 2018 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

By order of the Board of Directors,

Mitchell M. Willoughby	Michael C. Crapps
Chairman of the Board	President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072
Telephone: (803) 951-2265 / Fax: (803) 358-6900

5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of Shareholders to be Held on May 16, 2018

The board of directors of First Community Corporation (the “company”) is soliciting proxies for the 2018 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 6, 2018.

Voting Information

The board of directors set March 21, 2018 as the record date for the meeting. Shareholders owning shares of our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 7,602,926 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank, or other nominee how to vote these shares.

If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining the number of votes present or represented at the annual meeting.

When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors,” for the approval of the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote) and for the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2018. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

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Assuming that a quorum is present:

•	With respect to Proposal No. 1, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against a director, so abstentions, broker non-votes and the failure to return a signed proxy will have no impact on the election of a director.

•	With respect to Proposal No. 2, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. This vote is advisory and will not be binding upon our board of directors. However, the human resources/compensation committee (which we refer to in this proxy statement as the “compensation committee”) and the board of directors will take into account the outcome of the vote when considering future executive compensation arrangements. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the approval of the compensation of the company’s named executive officers. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy will not affect the approval of the non-binding resolution to approve the compensation of the company’s named executive officers.

•	With respect to Proposal No. 3, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2018. We will not count abstentions, broker non- votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy will have no impact on the ratification of the appointment of our independent registered public accountants.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the meeting, or (c) by voting again over the Internet or by telephone prior to 3:00 a.m., Eastern Daylight Time, on May 16, 2018.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proposals that brokers do not vote on are referred to as “broker non-votes.” A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

If you hold your shares in street name through a broker, bank, or other nominee, it is critical that you instruct your broker how to vote at the meeting if you want your shares voted with respect to the election of our director nominees or the Say-on-Pay proposal. Regulations prohibit your broker, bank, or other nominee from voting uninstructed shares on a discretionary basis on proposals one and two at the annual meeting. Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf for proposals one or two. Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

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Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Alternatively, if you are sharing an address with other shareholders and are receiving multiple copies of our Annual Report on Form 10-K or this proxy statement, you may request a single copy be sent to your shared address, if you prefer. Please contact us at (803) 951-0500 for any such request. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Important Notice of Internet Availability. This proxy statement and the accompanying 2017 Annual Report on Form 10-K are available to the public for viewing on the Internet at www.proxyvote.com. Directions to the meeting are available on our website at: www.firstcommunitysc.com.

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Proposal No. 1: Election of Directors

The board of directors currently has 14 members divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the 2018 annual meeting. The terms of the Class I directors will expire at the 2019 annual meeting of shareholders, and the terms of the Class II directors will expire at the 2020 annual meeting of shareholders.

Our current directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, M.D.	Thomas C. Brown	C. Jimmy Chao*
Michael C. Crapps	W. James Kitchens, Jr.	J. Thomas Johnson*
Anita B. Easter	Edward J. Tarver	E. Leland Reynolds*
George H. Fann, Jr., D.M.D.	Roderick M. Todd, Jr.	Alexander Snipe, Jr *
J. Randolph Potter	Mitchell M. Willoughby

* Standing for election by the shareholders at the meeting.

C. Jimmy Chao, J. Thomas Johnson, E. Leland Reynolds and Alexander Snipe, Jr., current directors whose terms expire at the meeting, have also been nominated by the board of directors to be elected at the meeting to serve a three-year term expiring at the 2021 annual meeting of shareholders. The board of directors recommends that you elect Mr. Chao, Mr. Johnson, Mr. Reynolds, and Mr. Snipe as Class III directors. If a quorum is present, the directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Mr. Chao, Mr. Johnson, Mr. Reynolds and Mr. Snipe. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

All of our directors bring to the board of directors leadership experience, derived from their business, professional, and board experiences. Eight of our fourteen directors have served as directors of the company since its inception in 1994 and one director has served as a director of the company since 2004. Four directors were directors on the board of three companies that we acquired, one in 2004, one in 2006, and two in 2014. One director has previously served on a non-related bank holding company board. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the information provided below.

Set forth below is certain information about the Class III nominees, each of whom is also a director of First Community Bank (the “bank”):

C. Jimmy Chao, 62, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina, and, since 1987, he has been president of the engineering firm, Chao and Associates, Inc., located in Columbia, South Carolina. He received a M.S. degree in Structural Engineering at the University of South Carolina and completed all of the course requirements for his PhD. Mr. Chao is a member of the American Society of Engineers, the National Society of Professional Engineers and the Society of American Military Engineers. In 2009, he was selected as SC Civil Engineer of the Year by the American Society of Engineers. He holds a Professional Engineer license in South Carolina, North Carolina, Georgia, Alabama, Florida and many other states. He is past chair of the Educational Foundation of Lexington School District One and a committee member of the University of South Carolina’s Design Review Committee. He serves as an adjunct professor at the University of South Carolina Department of Civil & Environmental Engineering. In 2017, he was appointed by the Governor to the Board of Registration for Engineers and Surveyors.

Mr. Chao has a strong knowledge of the issues facing small business professionals, which are a target market segment for our company. He has extensive knowledge of the business environment and the markets we serve.

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J. Thomas Johnson, 71, Class III director, has served as vice chair of the board since our merger with DutchFork BancShares in October 2004. From October 2004 until October 2007, he served as executive vice president of the company and the bank. From 1984 until October 2004, Mr. Johnson served as chair and chief executive officer of DutchFork BancShares and Newberry Federal Savings Bank. From 2009 to 2017, Mr. Johnson was President and Chief Executive Officer of Citizens Building and Loan, SSB, in Greer, South Carolina. He is currently retired and serves as consultant to the board of directors of that institution. Mr. Johnson has been in banking since 1968. He has served as chair of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association. He served for 12 years as a member of the board of directors of the Federal Home Loan Bank of Atlanta, representing South Carolina member banks. He is Chair of Palmetto State Growth Fund, which was established to aid economic development in South Carolina. He received a B.S. in Marketing in 1968 from the University of South Carolina. He formerly served on the boards of the Newberry Opera House Foundation, the Central Carolina Alliance, the Central Carolina Community Foundation, and SC Independent Colleges and Universities.

Mr. Johnson has extensive experience as a director, chairman, and chief executive officer of a community bank for 20 years prior to its acquisition by our company. This experience in community banking, along with serving as a Federal Home Loan Bank of Atlanta director, brings substantial insight to our board as it relates to challenges and issues facing the community banking industry.

E. Leland Reynolds, 63, Class III director, has served as a director since our merger with Savannah River Financial Corporation in February 2014. He is the Co-Owner and Vice President, since 1986, of H. G. Reynolds Co, Inc., a regional general contractor specializing in governmental and educational construction. Mr. Reynolds is a graduate of Clemson University, where he received his degree in Building Science. His civic and professional associations include Clemson University, Aiken Edgefield Economic Development Partnership, and USC Aiken.

Mr. Reynold’s experience and background as a co-owner and executive of a regional business allows him to bring significant management and leadership skills to our board. He has strong community ties to the Aiken, South Carolina and surrounding markets.

Alexander Snipe, Jr., 66, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992. Glory Communications, Inc., headquartered in Columbia, operates radio stations in Columbia, Orangeburg, Sumter, Florence, and Moncks Corner, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was general sales manager at one of Columbia’s top radio stations for 10 years. He has over 30 years of broadcasting experience, serves on the South Carolina Broadcasters Association board of directors, and was a past President of the Association. He is a former board member of the Columbia Urban League, the William L. Bonner Bible College, The Gospel Heritage Foundation, and the National Association of Broadcasters Radio Board.

Mr. Snipe has significant experience operating a small business since 1992. He is an active community leader and serves several other associations and foundations. He has strong ties to the Midlands of South Carolina and has extensive knowledge of the business environment and the markets we serve.

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Information Regarding Continuing Directors

Set forth below is also information about each of the company’s other directors. Each of the following directors is also a director of our bank.

Richard K Bogan, 72, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina, since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He currently serves on the board of directors of the National Sleep Foundation and Watermark Holdings, Inc. Since 1999, he has served as the chief medical officer, and he is the former chairman, of SleepMed, Inc.

Dr. Bogan’s experience and background as chair, founder, and executive of several medical related companies allows him to bring significant management and leadership skills to our board. He has strong community ties to the Midlands of South Carolina.

Michael C. Crapps, 59, Class I director, has served as our president and chief executive officer and as a director of the company since its formation in 1994. Mr. Crapps is a lifelong Lexington County resident. He received a B.S. degree in Economics in 1980 from Clemson University, an MBA degree from the University of South Carolina in 1984, and is a graduate of the LSU Graduate School of Banking of the South. He began his banking career with South Carolina National Bank in 1980 and, from 1985 to 1994, he was with Republic National Bank in Columbia, South Carolina where he became president, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. Mr. Crapps serves the banking industry as a member of the Federal Reserve Bank of Richmond’s Charlotte Branch Board of Directors. He is also involved with the South Carolina Bankers Association (SCBA), having served as its chair and on its Board of Directors. The SCBA selected Mr. Crapps as the 1997 Young Banker of the Year. He currently serves his local community as follows:

•	Clemson University Foundation Board of Directors
•	Midlands Business Leadership Group

Additionally, he is a past member of the Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council and past chair of Navigating from Good to Great (Ng2G) Foundation Board of Directors, the Greater Lexington Chamber of Commerce, the Saluda Shoals Park Foundation and the South Atlantic Division of the American Cancer Society (ACS).

Mr. Crapps’ experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board.

As a lifelong resident of Lexington, South Carolina, he has significant ties to the Midlands of South Carolina. He has been very active in local community and civic organizations.

Anita B. Easter, 73, Class I director, has served as a director of the company since its formation in 1994. Ms. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a pressure-sensitive tape manufacturer. As a Registered Nurse, she returned to school and received a B.S. in Nursing from the University of South Carolina and was inducted into Sigma Theta Tau, the international honor society for nurses. She is past chair of the Greater Columbia Community Relations Council and is a member of The League of Women Voters and the USC College of Nursing Partnership Board.

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Ms. Easter’s experience as a former owner and director of a large manufacturing company provides the board with significant business insight and analytical skills. She has been active in civic and community organizations within the Midlands of South Carolina and is knowledgeable about the markets we serve.

George H. Fann, Jr., D.M.D., 73, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina, for 46 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is past chair of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto, awarded by the Governor of South Carolina.

Dr. Fann’s experience as a medical professional, operating his business in the Midlands for over 40 years, brings to the board insights relative to challenges and opportunities facing small businesses and healthcare professionals within our market areas. As a lifelong resident of the Midlands of South Carolina, he has significant knowledge of the business environment and the markets we serve.

J. Randolph Potter, 71, Class I director, was the chief executive officer of the former Savannah River Financial Corporation and its subsidiary, Savannah River Banking Company, which he cofounded in 2007 and which merged with us in February 2014. Since the merger, Mr. Potter has served as a consultant to us. Mr. Potter has over 48 years of business experience in the areas of Aiken and Greenville, South Carolina, and Augusta, Georgia, serving in various capacities in the fields of banking, finance and accounting and as a small businessman. He earned a B.S. degree in Accounting from the University of South Carolina and is a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Potter began his career in 1969 as a CPA with the accounting firm, KPMG, in Greenville, South Carolina. In 1975, he joined Southern Bank and Trust Company in Greenville where he later became executive vice president and a member of the office of the chairman. In 1990, he co-founded Summit National Bank in Greenville, South Carolina. He was the president and chief executive officer of that bank until it was sold in 2005.

Mr. Potter’s prior experience and background in banking, both as a director and chief executive officer, allows him to bring significant expertise and knowledge of banking to our board. He has a strong understanding of the regulatory and market challenges facing the community banking industry.

Thomas C. Brown, 60, Class II director, has served as a director of the company since its formation in 1994. Mr. Brown is currently the Rector at St. Paul’s Church in Greenville, South Carolina. He is also presently serving on the Clemson Board of Visitors for a three-year term. From 2008 to 2011, he served as the Assistant Rector at All Saints Church in Pawley’s Island, South Carolina. Previously, Mr. Brown was the president and owner of T.C.B. Enterprises of South Carolina, Inc., a Myrtle Beach based restaurant business. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering.

Mr. Brown has operated and owned a small business for many years. He has extensive knowledge of the small business environment and the related challenges. He brings to the board his unique insight and useful perspective related to the small business environment, which is a primary target market segment for our company.

W. James Kitchens, Jr., 56, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is president of The Kitchens Firm, Inc. located in Columbia, South Carolina. He is a Certified Public Accountant and an investment consultant and currently holds the Chartered Financial Analyst designation. Mr. Kitchens earned a B.S. degree in mathematics from The University of the South in 1984 and an M.B.A. degree from Duke University in 1986.

Mr. Kitchens brings to the board knowledge and understanding of tax and financial accounting issues. He has lived most of his life in the Midlands of South Carolina and has a strong knowledge of the business environment in the markets we serve.

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Edward J. Tarver, 58, Class II director, has served as a director of the Company since 2017. Mr. Tarver co-founded the law firm of Enoch Tarver, P.C. in 2017. He served as the U.S. Attorney for the Southern District of Georgia from November 2009 to March 2017. Prior to serving as U.S. Attorney, Mr. Tarver was an associate and partner with the Hull Barrett law firm from 1992 to 2009 in Augusta, Georgia. In 1999, he became a partner in the firm practicing employment discrimination, general civil litigation and public finance law. Mr. Tarver was elected as a Senator in the Georgia General Assembly representing Senate District 22 in 2005 and was re-elected in 2006 and 2008. He has previously served as a director for Georgia Bank and Trust Company, Georgia Lawyers Insurance Company, Southeastern Natural Sciences Academy, and the Georgia Chamber of Commerce. Mr. Tarver served in the U.S. Army as a Field Artillery Officer for seven years attaining the rank of Captain. He received his B.A. degree from Augusta State University in 1981 and a J.D. degree from the University of Georgia School of Law in 1991.

Mr. Tarver’s experience as a U.S. Attorney and a partner in the legal firm of Hull Barrett as well as his prior experience on various boards as a director brings significant organizational and administrative skills to the board of directors. As U.S. Attorney, he spent considerable time investigating and prosecuting white collar fraud and cyber-related criminal activity. His legal experience and insights provide the board with important perspective on corporate governance related matters and corporate strategy

Roderick M. Todd, Jr., 54, Class II director, has served as a director of the company since our merger with DeKalb Bankshares, Inc. in June 2006. He served as a director of DeKalb Bankshares, Inc. and the Bank of Camden from its inception in 2001 until June 2006. In July 2000, Mr. Todd founded the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law. Formerly, he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000. Mr. Todd is a graduate of the University of South Carolina and the University of South Carolina School of Law.

Mr. Todd has extensive experience in running and operating his own legal practice in Camden, South Carolina. As a prior director of a start-up community bank, he brings additional insights to our board, relative to community bank operations. He has strong ties to the Camden market, which is a market into which we expanded in 2006 through acquisition.

Mitchell M. Willoughby, 70, Class II director, has served as a director of the company since its formation in 1994. On March 17, 2009, Mr. Willoughby was elected to serve as chairman of the board beginning on May 19, 2009. He has lived in Columbia, South Carolina, since 1970, has practiced law in the community since 1975, and is a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby has previously served as general counsel of the Greater Columbia Chamber of Commerce as well as a member of its Board of Directors. He served three years with the United States Army and over 33 years with the South Carolina Army National Guard, retiring in 2005 in the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

Mr. Willoughby’s experience as a founding partner in the legal firm of Willoughby & Hoefer, P.A. and over 36 years’ experience in the United States Army and the S.C. Army National Guard allows him to bring significant organizational and administrative skills to the board of directors. His legal experience and insights provide the board with important perspective on corporate governance related matters and corporate strategy.

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Information Regarding Remaining Executive Officers

Set forth below is information about our executive officers, other than Mr. Crapps who is also a director and is discussed above.

Robin D. Brown, 50, has been with the bank since August 1994. She has served as executive vice president and chief human resources and marketing officer of the company since February 19, 2013. Prior to joining the bank in 1994, Ms. Brown worked for Republic National Bank from 1989 until the bank was sold in 1994 and for the National Bank of South Carolina from 1985 until 1989. Ms. Brown received her B.S. degree in Business Administration and did post graduate work at the University of South Carolina in Columbia.

J. Ted Nissen, 56, has been executive vice president and chief commercial & retail banking officer of the company since February 19, 2013.  He also serves as a member of the bank’s Executive Committee. A graduate of Presbyterian College in Clinton South Carolina, Mr. Nissen has over 33 years of experience in the banking industry. He is an active Board member of the Boys and Girls Club and Engenuity SC and currently serves on the Loan Approval Committee for the Business Development Corporation. He is a graduate of Leadership Columbia and past board member of the South Carolina Bankers Association, the Columbia Chamber of Commerce, Midlands Technical College Foundation, & The Cultural Council of Richland & Lexington.

David K. Proctor, 61, Mr. Proctor has been executive vice president and chief risk officer of the company since February 2013. Prior to this, he was senior vice president and senior credit officer of the company since the bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and was an executive vice president and senior credit officer. Mr. Proctor is a 1979 graduate of Clemson University with a B.S. in business administration.

Joseph G. Sawyer, 67, has been executive vice president and chief financial officer of the company since February 2013. Prior to this, he was senior vice president and chief financial officer of the company since the bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in political science.

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Proposal No. 2: Non-Binding, Advisory Vote on Compensation of the Named Executive Officers

The rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enable our shareholders to vote to approve, on a non-binding basis, the compensation of the company’s named executive officers. Accordingly, we are asking you to approve the compensation of the company’s named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

The company seeks to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon the company, the board of directors or the compensation committee. However, the company, the board and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).

The board of directors believes our compensation policies and procedures achieve this objective and, therefore, recommend shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative discussion in the Proxy Statement, is hereby APPROVED.”

If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

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Proposal No. 3: Ratification of Appointment of the Independent Registered Public Accounting Firm

On March 7, 2018, the audit/compliance committee of the board of directors appointed Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2018. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis, LLC, the audit/compliance committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit/compliance committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit/compliance committee believes that such a change would be in the best interest of our shareholders and the company. We expect that a representative of Elliott Davis, LLC will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present, this proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

The board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2018.

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CORPORATE GOVERNANCE

The board of directors met 13 times during 2017. Each director attended at least 75% of the combined total of meetings of the board and meetings of each committee on which such director served during 2017.

Neither the board nor the nomination and corporate governance committee has implemented a formal policy regarding director attendance at an annual meeting of shareholders, although board members are encouraged to attend the annual shareholders meeting. Nine directors attended the 2017 Annual Meeting of Shareholders.

The board has determined that a majority of its members are independent as defined by the listing standards of The NASDAQ Stock Market. Specifically, our board of directors has determined that the following directors are independent: Richard K. Bogan, M.D., Thomas C. Brown, C. Jimmy Chao, Anita B. Easter, George H. Fann, Jr., D.M.D., J. Thomas Johnson, W James Kitchens, Jr., E. Leland Reynolds, Alexander Snipe, Jr., Edward J. Tarver, Roderick M. Todd, Jr., and Mitchell M. Willoughby.

The board of directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found on our website at www.firstcommunitysc.com. The information on our website is not part of this proxy statement. The company intends to post on its website all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics. Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd, Lexington, South Carolina 29072.

Shareholders may communicate directly to the board of directors in writing by sending a letter to the board at: First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072. All letters directed to the board of directors will be received and processed by the corporate secretary and will be forwarded to the chairman of the nomination and corporate governance committee without any editing or screening.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit/compliance, human resources/compensation, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. Our current chairman, Mitchell M. Willoughby, has been one of our directors since 1994 and is a long-time resident of one of our primary market areas. We believe it is the Chief Executive Officer’s responsibility to manage the company and the chairman’s responsibility to guide the board as it provides leadership to our executive management. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and Chief Executive Officer. Traditionally, the company has maintained the separateness of the roles of the chairman and the Chief Executive Officer. In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Crapps is required to devote to managing the day-to-day operations of the company. By having another director serve as chairman of the board of directors, Mr. Crapps will be able to focus more of his attention on running the company. This will also ensure there is no duplication of effort between the Chief Executive Officer and the chairman. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

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Our audit/compliance committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board of directors. The audit/compliance committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit/compliance committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the company. Our director of internal audit reports to the audit committee and meets with the audit/compliance committee in executive sessions as needed to discuss any potential risk or control issues involving management. The audit/compliance committee reports regularly to the full board of directors, which also considers the company’s entire risk profile. The full board of directors focuses on certain significant risks facing the company and on certain aspects of the company’s general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Committees of the Board

Our board of directors has three standing committees: the audit/compliance committee, the compensation committee, and the nomination and corporate governance committee. Each committee serves in a dual capacity as a committee of the company and of the bank.

Audit/Compliance Committee

The following directors are members of the audit/compliance committee: W. James Kitchens, Jr. (Chairman), Richard K. Bogan, Anita B. Easter, Edward J. Tarver and Roderick M. Todd, Jr. The board of directors has determined that all of these committee members are independent, as contemplated in the listing standards of The NASDAQ Stock Market. Our board has determined that Mr. Kitchens qualifies as an audit committee financial expert under SEC rules. The audit/compliance committee met four times in 2017.

The audit/compliance committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee approves the independent auditors, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The board of directors has adopted an audit/compliance committee charter, which may be found by clicking on the link for “Investor Information” on our website at www.firstcommunitysc.com. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit/compliance committee reports its findings to the board of directors.

Compensation Committee

The compensation committee operates under a written charter adopted by the board of directors and is responsible for developing and making recommendations to the board with respect to the company’s executive compensation policies and for the approval and administration of the company’s existing and proposed executive compensation plans, including determining the contents of the company’s executive compensation plans, authorizing the awards to be made pursuant to such plans and reviewing and approving annually all compensation decisions relating to the company’s executive officers, including the president and chief executive officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). During 2017, the Compensation Committee reviewed the Company’s compensation policies and practices and concluded that they did not create risk that are reasonably likely to have a material adverse effect on the Company. The following directors are members of the compensation committee: Thomas C. Brown (Chairman), Richard K. Bogan, Chimin J. Chao, George H. Fann, Jr., DMD, E. Leland Reynolds and Roderick M. Todd Jr.

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The compensation committee is comprised entirely of independent directors as prescribed by the NASDAQ Stock Market listing standards. The board of directors has adopted a compensation committee charter, which may be found by clicking on the link for “Investor Information” on our website at www.firstcommunitysc.com. The compensation committee met four times during 2017. See “Compensation Discussion and Analysis” for information related to role of the compensation committee and our compensation philosophy.

Compensation Consultant

During 2016, the compensation committee engaged the services of McLagan, an Aon Hewitt company (“McLagan”), to provide independent compensation consulting services for both directors and executive management of the company. McLagan reports directly to the compensation committee. The compensation committee has the sole authority to hire its consultants and set the engagements and the related fees of those consultants.

The following consulting services were provided to the compensation committee in 2016 by McLagan:

•	Assisted the compensation committee in reviewing the company’s compensation philosophy.
•	Revised the company’s compensation peer group of publicly-traded financial institutions.
•	Reviewed the competitiveness of the compensation elements of the company’s top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.
•	Reviewed the competitiveness of the company’s director compensation elements as compared to that of the customized peer group.
•	Performed an analysis on director stock ownership guidelines as compared to that of the customized peer group.
•	Recommended and made observations regarding the potential alignment of the company’s executive compensation practices with the company’s overall business strategy and culture relative to the market as defined by the peer group. This included a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants and making observations and recommendations on the plan design.
•	Provided education to the compensation committee of the board of directors regarding industry compensation trends.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The compensation committee considered the independence of McLagan in accordance with SEC rules and NASDAQ listing standards. The compensation committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The following factors were considered: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the compensation committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The compensation committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

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Nomination and Corporate Governance Committee

The following directors are members of the nomination and corporate governance committee: Roderick M. Todd, Jr (Chairman), C. Jimmy Chao, Alexander Snipe, Jr. Anita B. Easter and Edward J. Tarver. The nomination and corporate governance committee is comprised entirely of independent directors as prescribed by The NASDAQ Stock Market listing standards. This committee met two times during 2017.

The board of directors has adopted a nomination and corporate governance committee charter, which may be found on our website by clicking on the link for “Investor Information” at www.firstcommunitysc.com. The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nomination and corporate governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nomination and governance committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nomination and governance committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the company and the interests of its shareholders.

In evaluating such director recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards, and broad experience at the policy-making level in business, government, education, technology or public interest. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

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The committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above, and it seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit/Compliance Committee

Management is responsible for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The audit/compliance committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and Elliott Davis, LLC, the company’s independent auditors in 2017 and 2016, in discharging its oversight responsibility as to the audit process, the audit/compliance committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit/compliance committee concerning independence and has discussed with the independent auditors their independence from the company and its management. The committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The committee reviewed and discussed with the independent auditors all communications required by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The committee also discussed the results of the internal audit examinations.

The committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2017 with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the committee recommended to the board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. On March 7, 2018, the committee appointed Elliott Davis, LLC as the company’s independent auditors for 2018.

The report of the audit committee is included herein at the direction of its members Mr. Kitchens (Chairman), Dr. Bogan, Ms. Easter, Mr. Tarver and Mr. Todd.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

 Introduction

This Compensation Discussion and Analysis explains our 2017 executive compensation programs and decisions with respect to our president and chief executive officer and the other named executive officers appearing in the Summary Compensation Table. In this discussion, we explain, among other things, the role of our compensation committee, our compensation philosophy and program, elements of our compensation program, factors considered by the compensation committee in making compensation decisions and additional details about our compensation program and practices.

Role of the Compensation Committee with Respect to Executive Compensation

The compensation committee is responsible for reviewing and recommending to the board of directors the compensation of directors and the chief executive officer. The compensation committee annually reviews the other executive officers’ performance and approves their compensation packages, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits. The chief executive officer annually evaluates the performance of each of the other executive officers and recommends compensation packages for them to the compensation committee.

The compensation committee has authority with respect to:

1.	Annually reviewing the form and amount of director compensation and recommending compensation packages to the board.

2.	Annually reviewing employee compensation strategies; benefit plans including insurance and retirement plans, and equity programs.

3.	Approving officer title designations/promotions.

4.	Appointing trustees to oversee the company’s 401K plan.

5.	Annually evaluating the chief executive officer’s performance as it compares to the company’s goals and objectives, to provide feedback to him on his performance, and recommending to the board his compensation package, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits (during such voting and deliberations the chief executive officer is not present).

6.	Annually reviewing the other executive officers’ performance and approving their compensation package, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits.

7.	Reviewing and making recommendations to the board concerning employment agreements, severance agreements, change in control agreements, as well as any supplemental benefits.

8.	Overseeing all incentive plans and considering methods of creating incentives for management to achieve sustained growth in earnings and shareholder value and to retain key management personnel. This may include annual cash incentive plans, long-term incentive plans, equity plans, as well as any special supplemental benefits. The committee shall make recommendations to the board concerning the design structure of such plans.

9.	Retaining or obtaining the advice of a compensation consultant, legal counsel or other advisor.

10.	Considering factors specified in NASDAQ listing Rule 5605(d)(3) when performing duties as outlined in (9) above.

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11.	Serving as the stock committee or stock sub-committee and, as such, approving awards under the company’s stock option plan and other equity plans.

12.	Approving the annual report on executive compensation and director’s fees for inclusion in the company’s proxy statement.

13.	Approving the annual committee report for inclusion in the company’s proxy statement.

14.	Reporting annually to the board on succession planning for key positions.

15.	Reporting its activities and recommendations to the board of directors at any regular or special meeting of the board.

16.	Annually reviewing its charter and presenting it to the board for approval.

Selected Peer Review and Compensation Committee Functions

A primary role of the compensation committee is to analyze the competitiveness of, and the structure and amounts of annual base salary, annual cash awards and long-term equity awards, where applicable, to be paid to the company’s executives. The compensation committee also structures and monitors the company’s equity-based compensation plans and employment agreements with its executive officers which include, among other things, provisions relating to executives in the event of a change in control of the company. In order to gauge the competitiveness of the company’s executive compensation level, the compensation committee may analyze market data regarding annual base salary, annual cash bonus awards and long-term equity incentive awards paid by certain companies in what the compensation committee considers the company’s “primary competitor group,” which includes a selected group of peer banks within Virginia, Tennessee, North Carolina and South Carolina.  These banks are of the same approximate size of the company.  The company periodically engages an external national compensation consulting firm to assist with accumulation and analysis of the peer group data, and the last time the company engaged such firm was its engagement of McLagan in 2016 to provide data to assist in establishing executive compensation for 2017. It is anticipated that the company will engage an external compensation consulting firm every three years to update the study.  The consulting firm is available to the executive vice president of human resources and the compensation committee for ongoing consultation relative to compensation issues.

In 2016, the compensation committee, with assistance from McLagan, reviewed executive compensation of a group of peers with assets between $500 million and $1.5 billion. The specific members of this current peer group are as follows:

Name	Ticker	Name	Ticker
Carolina Financial	CARO	Reliant Bancorp	RBNC
First South Bancorp	FSBK	Old Point Financial Corp	OPOF
First Farmers Merchants Corp	FFMH	Select Bancorp Inc	SLCT
Southern First Bancshares Inc	SFST	First National Corp	FXNC
Access National Corp	ANCX	F&M Bancorp	FMBM
National Bankshares Inc	NKSH	Eagle Financial Services Inc	EFSI
Colony Bankcorp Inc.	CBAN	Highlands Bancshares Inc	HLND
Southern Natl Bancorp	SONA	Virginia Natl Bkshs Corp	VABK
Peoples Bancorp of NC	PEBK	Bank of James Finl Grp Inc.	BOTJ
Smart Financial Inc	SMBK	Uwharrie Capital Corp	UWHR

The assembled data is reviewed by the chief executive officer and the executive vice president of human resources and, with respect to each of the top executive officer positions, adjusted for the scope of responsibilities of the position within the company as compared to the equivalent responsibilities of positions within the companies included in the survey data. The compensation committee then compares the company’s compensation and benefits practices with those of the banks included in the survey data and takes the results into account when establishing compensation guidelines and recommendations for executives.  In determining each executive’s base salary and annual cash bonus opportunity, the compensation committee considers those two elements together in order to set an appropriate level of total annual cash compensation. In general, the compensation committee seeks to give each executive the opportunity to earn an annual cash bonus that, if earned and when combined with the executive’s base salary, would result in total annual cash compensation to the executive that is competitive with the market data provided by the surveys.  Consideration of compensation structures among the selected primary competitor group is only one of the tools used by the compensation committee to assess competitive compensation and to determine appropriate compensation amounts and structures for the company’s executive officers. In order to attract, retain and incentivize executive officers of the company, the compensation committee may, in its discretion and judgment, determine that it is in the best interest of the company to negotiate compensation packages that vary significantly from the compensation levels and incentive structures at competitors. For 2017, depending on performance, total executive compensation was expected to range from the 60th to the 90th percentile of the 2015 compensation levels reflected in the 2016 data referenced above for our selected primary competitor group of similar banking organizations.

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Role of Executives in Establishing Compensation

The company’s human resources department and other members of management assist the compensation committee in its administration of the company’s executive compensation program and the company’s broad-based benefits programs. The company’s chief executive officer assesses the performance of each of the company’s other executive officers and provides recommendations to the compensation committee as to the structure and amounts of salary, cash bonus awards and equity incentive awards to be paid to such executive officers. The chief executive officer formulates his recommendations with the assistance of the executive vice president of human resources and by using external industry data surveys developed by McLagan in 2016.  As noted above, the company did not engage the independent compensation consultant during 2017.

The chief executive officer and the executive vice president of human resources both attend meetings of the compensation committee for the purpose of providing insight into the Company’s performance, the performance of individual executives and their contribution to the Company’s performance and to make recommendations as to the structure and implementation of elements of executive compensation. The chief executive officer and the executive vice president of human resources excuse themselves from any discussions or determinations of their individual compensation by the compensation committee. The compensation committee believes that the input of these executives provides the compensation committee with information necessary to make informed decisions on executive compensation that are consistent with the compensation committee’s overall philosophy which is described below.

General Compensation Philosophy

The compensation committee has determined that the company, as a performance-driven business, should reward outstanding financial results with appropriate compensation. The compensation committee’s strategy for carrying out this philosophy is to seek to link executive compensation with the company’s financial performance and, at the same time, to be sensitive to external market factors which might affect such performance but be outside the control of the company’s executives. The compensation committee recognizes the importance of maintaining compensation and benefits at competitive levels in order to attract and retain talented executives. The compensation committee has typically included annual equity award grants as an element of executive compensation and may consider implementation of additional equity awards grants in the future as a component of executive compensation. The compensation committee believes that equity-based compensation aligns the long-term interests of employees with those of the company’s shareholders. In determining whether to make equity award grants in the future, the compensation committee will consider the recommendations of the chief executive officer regarding the granting of equity awards for the company’s key executives, including the other named executive officers. In determining appropriate equity-based compensation awards for the company’s executives, the compensation committee anticipates that it will generally focus on the current performance of the company, the current performance and achievements of the executive, the competitive market survey information, and the executive’s present and potential future contribution to the company’s success.

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Elements of Compensation

The company’s executive compensation program consists of three primary components: base salary, annual cash awards and discretionary long-term equity awards. In general, base salaries are established at or near what we believe to be market median levels of base salaries for comparable positions, and an opportunity for higher compensation is provided through annual cash bonuses. These opportunities are primarily dependent upon the company’s achievement of financial objectives established in advance and reflective of the opportunities and challenges present in the company’s industry. In addition, long-term compensation has been awarded in the form of equity awards, in particular restricted stock and restricted stock units, to the named executive officers, all of which are intended to provide key executives with competitive financial benefits. The equity awards, in particular the restricted stock awards, are granted by the compensation committee in its discretion, but such grants are primarily influenced by the company’s achievement of financial objectives over a three-year period.

The company also provides its executives with certain other benefits, including the opportunity to participate in a 401(k) retirement savings plan. Certain insurance benefits and other perquisites described below and in the Summary Compensation Table also are available to the company’s executives. All of the named executive officers have entered into agreements with the company that provide for certain benefits based upon certain events following a change of control of the company, which the compensation committee believes will tend to align the interests of the executives and the company’s shareholders should such a change arise, to encourage the named executive officers to remain in their positions during periods of ownership transition. See the sections below entitled “Named Executive Officer Employment Agreements” and “Potential Payments Upon Termination or Change in Control” for further information.

The compensation committee believes these various elements of the executive compensation and benefits program, which are described in further detail below, further the company’s business objectives and the interests of its shareholders by attracting and retaining the talented executive leadership necessary for the growth and success of the company’s business and motivating its executives to exert great efforts to further the interests of shareholders.

Annual Base Salary

Generally, the compensation committee seeks to establish an annual base salary level for each executive that falls within the competitive market levels established for the surveyed positions of executives having similar responsibilities. The compensation committee believes that establishing base salaries at this level helps the company attract and retain talented executives and, when paired with the opportunity to earn annual cash bonuses, appropriately rewards executives based on performance.

In establishing salary levels for each executive other than the chief executive officer, the compensation committee, at its regular meeting early in the fiscal year, reviews annual recommendations from the chief executive officer. The compensation committee also takes into account whether each executive met key objectives, and considers each executive’s potential future contributions to the company. In addition, the compensation committee determines whether each executive’s base salary provides an appropriate reward for the executive’s role in the company’s performance and an incentive for the executive to contribute to sustaining and enhancing the company’s long-term performance. Important components that are considered by the compensation committee in establishing base salary levels are, among others: ability and experience necessary to meet the position requirements, span of control, accountability, educational requirements, years of experience, key departmental objectives, and compiled market salary surveys. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered in the aggregate by the compensation committee and are not specifically weighted in establishing base salaries.

The base salary levels established in 2017 for the named executive officers other than the chief executive officer were based on the judgment of the compensation committee, taking into account the chief executive officer’s input regarding each executive’s achievement of applicable 2016 operating and financial objectives and the targeted salary ranges based on market salary information. Where necessary, the compensation committee may recognize the particular talents, unique skills, experience, length of service to the company and depth of banking or functional knowledge of certain key executives and determine that their base salary levels must be established above the market range to retain these executives.

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The chief executive officer’s base salary for 2017 was established in the same manner used for other named executive officers described above but without the input from the chief executive officer.  The compensation committee determined that the base salary was appropriate based upon the chief executive officer’s experience, accountability, problem solving abilities and the most recent market survey data reviewed by the compensation committee.

Annual Cash Incentive Awards and Discretionary Bonus Awards

Performance-Based Annual Cash Incentive Awards

The compensation committee adopted the 2017 Management Incentive Plan for Key Executives to provide for the payment of cash bonuses to the named executive officers upon the company’s achievement of certain plan criteria goals during 2017.  The plan was designed to be consistent with the company’s philosophy that executive compensation should be linked with the company’s financial performance. In order for any bonus to be paid to any executive officer under the plan, the company had to achieve at least 80% of budgeted net income for the year and maintain a specified regulatory rating.  Upon meeting certain goals for return on average assets, efficiency ratio, non-performing asset ratio, loan portfolio growth and deposit growth, the executive officers are eligible to receive a 20% cash payout at the target and a maximum of 30%. The chief executive officer is eligible to receive 30% at the target level and 45% at the maximum level. Payouts are pro-rated if actual results fall between the threshold, target and maximum levels.

The following sets forth the pre-established performance goals for which the annual cash incentive awards for the year ended December 31, 2017 were based:

	Weight as percent of Salary	Threshold	Target	Maximum	Actual Earned	Actual Performance Compared to Measures
CEO – total opportunity		0%	30%	45%	9.51%
All Other NEO’s – total opportunity		0%	20%	30%	6.34%
Return on average assets (1) (4)	25%	35th percentile	50th percentile	75th percentile		35th percentile
Efficiency ratio (1) (4)	15%	35th percentile	50th percentile	75th percentile		20th percentile
Non-performing assets (1)	15%	35th percentile	50th percentile	75th percentile		55th percentile
Loan portfolio growth (2)	30%	97% of budget	Budget	105% of budget		96.4% of budget
Pure deposit growth (2) (3)	15%	97% of budget	Budget	105% of budget		100.1% of budget

(1)	Performance compared to peer group. Data is compiled from each of the peer group institutions 2017 regulatory reports as reported publically.
(2)	Base on internal 2017 budget.
(3)	Pure deposits include total deposits less certificates of deposits.
(4)	The company engaged in two major strategic initiatives, a core processing system conversion and the acquisition of Cornerstone Bancorp, that were successful but that created implementation expenses in 2017 that reduced both return on average assets and the efficiency ratio.

Actual cash incentive payout amounts are disclosed in the Summary Compensation Table included in this proxy statement.

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The size of the total potential bonus pool available under the plan increased as the company’s profitability increased, subject to the maximum aggregate cash bonus amount of $924,000 to all executive officers including the named executive officers. The aggregate cash bonus amount is based on 15% of net income.

Annual Discretionary Cash Bonuses

During 2017, the company engaged in two successful major strategic initiatives, a core processing system conversion and the acquisition of Cornerstone Bancorp. As a result, the compensation committee awarded a discretionary bonus to each of the named executive officers in the amount of 5% of their 2017 salary. This discretionary cash bonus was paid in March 2018 and is included in the Summary Compensation Table.

Long-Term Equity Compensation Awards

The compensation committee believes that the primary benefit to the company of long-term awards is to motivate the named executive officers to increase shareholder value and ensure adequate executive retention through the grant of long-term compensation awards, particularly restricted stock and restricted stock unit awards.   Under the company’s equity incentive award plans, the company also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the compensation committee from time to time. The compensation committee has the ability to alter the cash and equity incentive plans and modify the pay-outs if in their sole discretion it is warranted. This would include the ability to modify or cancel restricted stock vesting dates.

In 2017, the compensation committee, in its discretion, granted restricted stock to the named executive officers based on the company’s achievement of certain performance goals during the three-year period ended December 31, 2016, including total shareholder return, return on average equity, and net interest margin. Actual restricted stock payout amounts are disclosed in the Summary Compensation Table included in this proxy statement.

Elements of Post-Termination Compensation

The company has entered into employment agreements with Mr. Crapps, Ms. Brown, Mr. Nissen, Mr. Proctor, and Mr. Sawyer which provide for the payment of certain severance benefits upon termination of employment in certain circumstances, including following a change of control of the company, which arrangements are summarized below under Named Executive Officer Employment Agreements. The compensation committee believes that the severance arrangements provided for in these agreements are vital to the attraction and retention of talented executives and, thus, to the long-term success of the company. These agreements also address the company’s interest in ensuring the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover.

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Named Executive Officer Employment Agreements

The purpose of our employment agreements with our named executive officers is to attract and retain highly qualified executive officers, recognizing that termination and change in control protections are commonly provided at comparable financial institutions with which we compete for executive talent. In addition, the compensation committee believes change in control protections enhance the impartiality and objectivity of the named executive officers in the event of a change in control transaction and better ensure that shareholder interests are protected. Finally, these agreements include non-competition provisions that further protect the company should the named executive officer elect to pursue other employment opportunities. Each of our named executive officers has an employment agreement.

Michael C. Crapps. The company and the bank are parties to an amended and restated employment agreement with Mr. Crapps as president and chief executive officer of the company and bank. The parties entered into the amended and restated employment agreement to amend Mr. Crapps’ existing employment agreement to ensure documentary compliance with Section 409A of the Internal Revenue Code.

Unless terminated earlier according to provisions in the employment agreement, the agreement provides a three-year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can give the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

The base salary for Mr. Crapps is subject to annual review by the board of directors and may be increased. Under his agreement, Mr. Crapps is eligible to receive bonuses if he meets the goals set forth annually for him by the compensation committee of the board of directors. Furthermore, Mr. Crapps is eligible for the company’s long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards.

Mr. Crapps is provided with a country club membership as well as a life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is also entitled to participation in retirement, health, welfare and other benefit plans and programs of the company applicable to employees generally or to senior executives.

The employment agreement provides that, if the company terminates Mr. Crapps’ employment without cause, subject to the possibility of a six-month delay, on the 60th day after the date of termination the company will pay Mr. Crapps compensation in an amount equal to twice the amount of his then current monthly base salary and thereafter on the first day of the month for the next 22 months compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination. After a change in control and regardless of whether Mr. Crapps remains employed by the company or its successor, the company will pay Mr. Crapps an amount equal to three times the then current annual base salary as well as any bonus earned through the date of change in control, and the company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. If Mr. Crapps’ employment is terminated without cause within two years following a change in control, Mr. Crapps may continue participation in the company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Mr. Crapps elects COBRA coverage for group health coverage, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and, on the 60th day after the date of termination following a change in control, the company will pay Mr. Crapps compensation in an amount equal to six times the amount of the initial monthly portion of the company’s share of such COBRA premiums; provided, however, that such benefits will be eliminated if and when Mr. Crapps is offered Affordable Care Act compliant group health coverage from a subsequent employer. In addition, if Mr. Crapps’ employment is terminated without cause within two years following a change in control, to the extent that “portable” life insurance coverage is offered under the company’s life insurance programs and after such termination Mr. Crapps continues to pay for “portable” life insurance coverage that was provided by the company immediately prior to such termination, the company will reimburse the life insurance premiums paid by Mr. Crapps with respect to such life insurance coverage with respect to the two-year period ending immediately after such termination.

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In the event that the company’s independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the employment agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as “excess parachute payments” under Section 280G. The employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and, except after a change in control, the two years thereafter, as well as a provision relating to the protection of confidential information.

J. Ted Nissen, David K. Proctor, Joseph G. Sawyer and Robin D. Brown. The company and the bank are parties to amended and restated employment agreements with J. Ted Nissen, as executive vice president and chief banking officer of the bank, David K. Proctor, as executive vice president and chief credit officer of the company and the bank, Joseph G. Sawyer, as executive vice president and chief financial officer of the company and the bank, and Robin D. Brown, as executive vice president and chief marketing and human resources officer of the bank. The parties entered into the amended and restated employment agreements to amend their existing employment agreements to ensure documentary compliance with Section 409A of the Internal Revenue Code.

The employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other. The term of each agreement is currently three years. Each agreement provides for an annual salary that is reviewed annually and may be increased from time to time. Each of these officers is also eligible to receive annual payments based upon achievement criteria established by the board of directors.

The agreements provide that, if the company terminates the executive’s employment without cause, subject to the possibility of a six-month delay, on the 60th day after the date of termination the company will pay the executive compensation in an amount equal to twice the amount of his or her then current monthly base salary and thereafter on the first day of the month for the next 10 months compensation in an amount equal to 100% of his or her then current monthly base salary, plus any bonus earned or accrued through the date of termination. After a change in control and regardless of whether the executive remains employed by the company or its successor, the company will pay the executive an amount equal to two times the then current annual base salary as well as any bonus earned through the date of change in control, and the company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. If the executive’s employment is terminated without cause within two years following a change in control, the executive may continue participation in the company’s group health plan pursuant to COBRA. If the executive elects COBRA coverage for group health coverage, he or she will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and, on the 60th day after the date of termination following a change in control, the company will pay the executive compensation in an amount equal to six times the amount of the initial monthly portion of the company’s share of such COBRA premiums; provided, however, that such benefits will be eliminated if and when the executive is offered Affordable Care Act compliant group health coverage from a subsequent employer. In addition, if the executive’s employment is terminated without cause within two years following a change in control, to the extent that “portable” life insurance coverage is offered under the company’s life insurance programs and after such termination the executive continues to pay for “portable” life insurance coverage that was provided by the company immediately prior to such termination, the company will reimburse the life insurance premiums paid by the executive with respect to such life insurance coverage with respect to the two-year period ending immediately after such termination.

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Each employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and, except after a change in control, the two years thereafter, as well as a provision relating to the protection of confidential information.

Role of Shareholder Say on Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an annual advisory vote on the compensation of our executive officers (the “Say on Pay Proposal”) at our 2017 annual shareholders meeting. At the 2017 annual shareholders meeting, 97.5% of the votes cast on the Say on Pay proposal were cast in support of the compensation of the Company’s named executive officers. While the 2017 shareholder vote reflected strong support for our executive compensation programs, the compensation committee, board of directors and executive management continues to evaluate our executive compensation programs each year in an effort to ensure that the plans continue to align the interest of the executives with those of the company’s shareholders and to strengthen the linkage of pay to performance.

At the annual meeting, we are submitting a say on pay proposal on which to vote. See Proposal No. 2 for more information on the say on pay proposal.

Clawback Policy

The compensation committee is committed to adopting a formal clawback provision for adjustment or recovery of incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions.

Until formal guidance is available, the compensation committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and named executive officer award recipients.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, as of December 31, 2017, the pay ratio for total compensation of our president and chief executive officer, Michael C. Crapps, to the median of the annual total compensation of all employees has been calculated and determined to be 15.5 to 1. For the period ended December 31, 2017, the median of the annual total compensation of all employees of our company, with the exception of Mr. Crapps was $37,431, and the annual total compensation of Mr. Crapps was $580,163. Total compensation for Mr. Crapps is the amount reported in the “Total” column of our 2017 Summary Compensation Table and includes salary, non-equity incentive compensation, bonus, restricted stock grants, non-qualified deferred compensation and other compensation.

We identified the median of the annual total compensation of all of our employees and determined the annual total compensation of our median employee and our president and chief executive officer using the steps noted below.

1.	As of December 31, 2017, our company employed approximately 228 people including full-time, part-time, temporary and seasonal employees. This date was selected because it aligned with payroll and reporting cycles and allowed us to identify employees and capture data in a reasonably efficient manner.
2.	To determine the median of the annual total compensation of all of our employees, excluding our president and chief executive officer, we used wage data as reported to the Internal Revenue Service on Form W-2 for fiscal year 2017. In determining the median compensation, we annualized the compensation of full-time and part-time employees (excluding seasonal, on-call and temporary employees) who were employed on December 31, 2017 but did not work for the entire year. No full-time equivalent adjustments were made for part-time employees.

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3.	We identified our median employee using this methodology and applied it consistently to all employees included in the calculation.
4.	For the median employee identified through this process, all elements of that employee’s compensation for 2017 were totaled in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, to obtain the annual total compensation of $37,431.

Total Return Performance

The following graph sets forth the performance of our common stock for the five-year period ended December 31, 2017 as compared to the NASDAQ Bank Index and the SNL Micro-Cap Bank Index. The graph assumes $100 originally invested at December 31, 2012 and that all subsequent dividends were reinvested in additional shares.

See Tabular Information Below:

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
First Community Corporation	100	126.79	140.99	190.32	235.32	299.71
NASDAQ Bank Index	100	141.69	148.65	161.80	223.14	235.28
SNL Micro Cap Bank Index	100	129.02	146.32	162.71	200.04	244.72

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Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Service Code limits the company’s ability to deduct certain compensation in excess of $1 million paid to the company’s chief executive officer and to certain other executives (excluding the company’s chief financial officer). For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based.” In line with this, the company has generally aimed to design and approve the performance-based compensation paid to its named executive officers so that such compensation would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the compensation committee considered Section 162(m) when making compensation decisions. However, other considerations, such as providing the company’s named executive officers with competitive and adequate incentives to remain with the company and increase the company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the compensation committee’s decisions. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, there is no assurance that any compensation granted in the past that was intended to satisfy the requirements for deductibility under Section 162(m) actually was or will be deductible.

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our named executive officers in excess of $1,000,000, other than qualifying performance-based compensation awarded pursuant to a binding written contract that was in place prior to November 2, 2017, will generally not be deductible.

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Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the company’s management. Based on that review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s definitive proxy statement prepared in connection with its 2018 Annual Meeting of Shareholders and incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Human Resources /Compensation Committee

Thomas C. Brown, Chairman

Richard K. Bogan, MD

Chimin J. Chao

George H. Fann Jr.

E. Leland Reynolds

Roderick M. Todd, Jr.

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Compensation of Directors and Executive Officers

Executive Compensation

The following table shows the compensation we paid for the years ended December 31, 2017, 2016 and 2015 to our chief executive officer, our chief financial officer, and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer (collectively, the “named executive officers”).

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)(1)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael C. Crapps, President and	2017	$394,343	$19,720	$17,221	$0	$37,501	$97,694	$13,684	$580,163
Chief Executive Officer	2016	$382,857	$0	$88,652	$0	$90,444	$95,317	$13,538	$670,808
	2015	$369,902	$0	$27,066	$0	$120,031	$90,678	$13,538	$621,215
John T. Nissen, Executive Vice	2017	$230,000	$11,500	$6,603	$0	$14,580	$36,401	$12,736	$311,820
President and Chief Commercial	2016	$220,000	$0	$33,396	$0	$34,648	$44,214	$12,740	$344,998
and Retail Banking Officer	2015	$210,000	$0	$10,202	$0	$45,209	$33,215	$11,399	$310,025
David K. Proctor, Executive Vice	2017	$216,300	$10,815	$6,297	$0	$13,711	$54,770	$10,462	$312,355
President and Chief Credit Officer	2016	$210,000	$0	$32,277	$0	$33,073	$53,437	$10,320	$339,107
	2015	$202,125	$0	$9,888	$0	$43,702	$50,836	$9,929	$316,480
Joseph G. Sawyer, Executive Vice	2017	$247,200	$12,360	$7,194	$0	$15,670	$0	$10,339	$292,763
President and Chief Financial Officer	2016	$240,000	$0	$36,888	$0	$37,798	$0	$10,954	$325,640
	2015	$230,833	$0	$11,250	$0	$49,945	$46,054	$10,502	$348,584
Robin D. Brown, Executive Vice	2017	$192,400	$9,620	$5,543	$0	$12,196	$29,471	$9,868	$259,098
President and Chief Marketing and	2016	$185,000	$0	$28,300	$0	$29,136	$34,332	$10,210	$286,978
Human Resources Officer	2015	$178,000	$0	$8,599	$0	$38,320	$25,102	$9,128	$259,149

(1)	This represents the value of restricted shares (and restricted stock units) issued under the terms of the company’s 2011 stock incentive plan. The shares cliff vest at the end of three years. The grant date fair value of the restricted stock grants shown above equals $20.38, $13.20 and $11.70 per share in 2017, 2016 and 2015, respectively, in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of the stock awards in Note 17, “Stock Options and Restricted Stock” in the “notes to the consolidated Financial Statements” included within the Annual Report on Form 10-K for the year ended December 31, 2017. The amounts for Sawyer and Proctor for 2017 represent restricted stock units that can be converted into one share for each unit. These restricted stock units vest over the same time period that the restricted stock awards vest.
(2)	The amount represents the total cash payout under the terms of the incentive plan.
(3)	Amounts reflect the change in the present value of benefits attributable to named executive officers for the applicable compensation, as calculated under non-qualified retirement benefit plans.
(4)	The amount for all Other Compensation includes the following:
		401(k) Match	Country Club Dues	Life Insurance Premiums	Total
Michael C. Crapps	2017	$10,800	$1,103	$1,781	$13,684
	2016	$10,600	$1,155	$1,783	$13,538
	2015	$10,600	$1,155	$1,783	$13,538
J. Ted Nissen	2017	$10,519	$1,103	$1,114	$12,736
	2016	$10,542	$1,155	$1,043	$12,740
	2015	$9,223	$1,155	$1,021	$11,399
David K. Proctor	2017	$8,610	$1,103	$749	$10,462
	2016	$8,353	$1,155	$722	$10,230
	2015	$8,085	$1,155	$689	$9,929
Joseph G. Sawyer	2017	$9,840	$0	$499	$10,339
	2016	$9,547	$550	$857	$10,954
	2015	$9,233	$448	$821	$10,502
Robin D. Brown	2017	$8,812	$415	$641	$9,868
	2016	$8,886	$465	$859	$10,210
	2015	$7,808	$495	$825	$9,128

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Grants of Plan Based Awards

								All Other	All Other		Grant Date
								Stock	Options		Fair
								Awards:	Awards:	Exercise	Value
		Estimated Possible Payouts			Estimated Possible Payouts			Number	Number of	or Base	of Stock
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	and
		Plan Awards(1)			Plan Awards			of Stock	Underlying	Options	Options
	Grant	Thres-	Target	Maxi-	Thres-	Target	Maxi-	or Units	Options	Awards	Awards
Name	Date	hold ($)	($)	mum ($)	hold (#)	(#)	mum (#)	(#) (2)	(#)	($/Sh)	($) (3)
Michael C. Crapps	2/22/17							845	—		$17,221
	n/a	0	118,303	177,454
J. Ted Nissen	2/22/17							324	—		6,603
	n/a	0	46,000	69,000
David K. Proctor	2/22/17							309	—		6,297
	n/a	0	43,260	64,890
Joseph G. Sawyer	2/22/17							353	—		7,194
	n/a	0	49,440	74,160
Robin D. Brown	2/22/17							272	—		5,543
	n/a	0	38,480	57,720

(1)	These amounts represent ranges of the possible performance-based cash incentive that could have been paid in 2018 based on 2017 results pursuant to the Executive Incentive Plan. The actual cash incentive awards paid is displayed under the Non-Equity Incentive Plan Compensation column within the Summary Compensation Table. The 2017 Executive Incentive Plan is further described in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	All restricted stock awards/units were granted by the compensation committee in its discretion, but such grants were primarily influenced by the company’s achievement of financial objectives over a three-year period. The restricted stock cliff vests three years after the grant date.

(3)	This amount represents the fair market value of all restricted stock awards/units made during the fiscal year 2017. The fair value for the restricted stock awards/units issued on February 22, 2017 was $20.38 per share.

Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael C. Crapps								9,874	$223,152
J, Ted Nissen								3,726	$84,208
David K. Proctor								3,599	$81,337
Joseph G. Sawyer								4,110	$92,886
Robin D. Brown								3,151	$71,303

(1)	Restricted stock awards/units cliff vest as follows:

	Crapps	Nissen	Proctor	Sawyer	Brown
March 12, 2018	2,313	872	845	962	735
February 17, 2019	6,716	2,530	2,445	2,795	2,144
February 22, 2020	845	324	309	353	272

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Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized On Vesting ($) (2)
Michael C. Crapps	—	—	12,791	$264,774
J. Ted Nissen	—	—	5,956	123,289
David K. Proctor	—	—	5,778	119,605
Joseph G. Sawyer	—	—	6,798	140,719
Robin D. Brown	—	—	5,049	104,514

(1)	Reflects the vesting of restricted shares that were granted in 2014 to each named executive officer. These restricted shares cliff vested on March 11, 2017.
(2)	Value realized is based on the market value of the underlying shares on the vesting date.

There were no stock options exercised by any named executive officers during the year ended December 31, 2017.

Certain Retirement and Salary Continuation Benefits

The company has established the First Community Bank Profit Sharing Plan, a qualified 401(k) defined contribution plan, pursuant to which the company makes matching and discretionary contributions on behalf of each of the executive officers. The company also maintains and pays premiums on behalf of each executive officer under a life insurance plan and provides partial payment of premiums for medical benefits if the executive officer so elects.

We have entered into salary continuation agreements with each of our named executive officers. The salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the applicable executives, commencing at the specified normal retirement age and payable in monthly installments for a prescribed number of years. Each applicable executive will also receive this benefit if his or her employment is terminated following a change in control (as defined in the executive’s employment agreement). The following table sets forth the payment terms for each applicable named executive officer.

Name	Normal Retirement Age	Annual Benefit	Years of Annual Benefit

Michael C. Crapps	65	$137,300	15
J. Ted Nissen	65	$61,505	15
David K. Proctor	65	$62,900	15
Joseph G. Sawyer	65	$55,500	15
Robin D. Brown	62	$63,581	15

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If the executive dies after separation of service but before his or her annual supplemental benefit commences, the executive’s benefit will be paid to his or her beneficiaries, beginning with the month following the Bank’s receipt of a copy of the executive’s death certificate. If the executive dies after his or her benefit has commenced, the remaining benefits will be paid to the executive’s beneficiaries at the same time and in the same amounts that would have been distributed to the executive had he or she survived. If the executive dies during active service, 100% of his or her accrual balance (as defined in the salary continuation agreement) will be paid in a lump sum to his or her beneficiaries.

If the executive experiences a disability that results in separation of service prior to the normal retirement age, the executive will be entitled to 100% of his or her accrual balance determined as of the end of the plan year preceding termination.

If the executive is terminated without cause (as defined in the executive’s employment agreement), the executive is entitled to 100% of his or her accrual balance determined as of the end of the plan year preceding such termination. For Crapps, Nissen, Proctor, Sawyer and Brown this benefit is determined by vesting the executive in 10% of the accrual balance at the end of the first plan year, and an additional 10% of said amount at the end of each succeeding year thereafter until the executive becomes 100% vested in the accrual balance. All executive officers are currently 100% vested in the accrual balance.

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, the bank acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

The foregoing summary of the material features of the salary continuation agreements for Crapps, Nissen, Proctor, Sawyer and Brown are qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.1 to a Form 8-K filed by the company with the SEC on August 3, 2006.

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Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the named executive officers of the company in the event of (i) termination of the executive’s employment by the company without cause, (ii) a change in control of the company and regardless of whether the executive remains employed by the company or its successor, and (iii) a termination of the executive’s employment without cause within two years following a change in control. The amounts shown assume that the termination occurred on December 29, 2017, which was the last trading day of the calendar year ended December 31, 2017.  These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the company.

Name and Principal Position	Salary (1)	Bonus (2)	Continuation of Insurance Benefits (3)	Acceleration of Equity Awards	Acceleration of Supplemental Retirement	Total Termination Benefits
Michael C. Crapps,
Change in control	$1,183,029	$57,221	—	$129,770	$300,523	$1,670,543
Termination without cause	$788,686	$57,221	—	—	—	$845,907
Termination without cause within two years following a change in control	$1,183,029	$57,221	$9,284	$129,770	$300,523	$1,679,827
J. Ted Nissen
Change in control	$460,000	$26,080	—	$50,032	$178,911	$715,023
Termination without cause	$230,000	$26,080	—	—	—	$256,080
Termination without cause within two years following a change in control	$460,000	$26,080	$9,140	$50,032	$178,911	$724,163
David K. Proctor
Change in control	$432,600	$24,526	—	$47,402	$95,930	$600,458
Termination without cause	$216,300	$24,526	—	—	—	$240,826
Termination without cause within two years following a change in control	$432,600	$24,526	$9,075	$47,402	$95,930	$609,533
Joseph G. Sawyer
Change in control	$494,400	$28,030	—	$54,172	—	$576,602
Termination without cause	$247,200	$28,030	—	—	—	$275,230
Termination without cause within two years following a change in control	$494,400	$28,030	$8,808	$54,172	—	$585,410
Robin D. Brown,
Change in control	$384,800	$21,816	—	$41,990	$187,087	$635,693
Termination without cause	$192,400	$21,816	—	—	—	$214,216
Termination without cause within two years following a change in control	$384,800	$21,816	$8,960	$41,990	$187,087	$644,653

(1)	For Crapps is 100% of monthly base salary for a period of 24 months following termination without cause and three times annual base salary in the event of a change in control. For Sawyer, Nissen, Proctor, and Brown is 100% of monthly base salary for a period of 12 months following termination without cause and two times annual base salary in the event of a change in control.
(2)	Includes all bonus amounts earned or accrued through the date of termination.

(3)	Reflects the estimate of all future premiums which will be paid for life insurance, dental and medical benefits, using the premium rates in effect at December 29, 2017. Continuation of benefits is for the named executive officer for a period of 24 months.

If the executive’s employment is terminated upon the death of the executive, the executive’s estate will receive any sums due to the executive as base salary and/or reimbursement of expenses through the end of the month during which death occurred.

If the executive’s employment is terminated on account of the disability of the executive, during the period of any disability leading up to the executive’s termination, the company will continue to pay the executive his or her full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the company, provided that the amount of any such payments to the executive will be reduced by the sum of the amounts, if any, payable to the executive for the same period under any other disability benefit or pension plan covering the executive. Furthermore, the company will pay the executive any bonus earned through the date of disability.

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If the executive’s employment is terminated for cause, the executive will receive only any sums due him or her as base salary and/or reimbursement of expenses through the date of termination.

If the executive terminates his or her employment by delivering a notice of termination at least 14 days prior to such termination, the executive will receive any sums due him or her as base salary and/or reimbursement of expenses through the date of such termination. In addition, if (and only if) such termination constitutes a retirement, then the executive will receive any bonus earned through the date of retirement as set forth in the executive’s employment agreement.

For purposes of the above table, “disability,” “cause,” “notice of termination,” “retirement” and “change in control” are as defined in the executive’s employment agreement and salary continuation agreement as applicable.

Director Compensation

During the year ended December 31, 2017, outside directors received a retainer in the amount of $7,500 and fees of $1,000 for attendance at each board meeting and $400 for attendance at each committee meeting. Chairpersons of the human resources/compensation committee and the audit/compliance committee received $9,500 and the chairperson of the nomination and corporate governance committee received $9,000 as an annual retainer. The chairman of the board received a $12,500 retainer and $1,350 for attendance at each board meeting. The chairman of the board does not receive fees related to committee meetings. Mr. Crapps, as an employee of the company, does not receive any board fees. He is not listed in the table below because his compensation as a named executive officer is described above in this proxy statement. The following is a summary of the compensation paid to directors for 2017.

	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard K. Bogan	$26,800	$5,000	—	—	—	—	$31,800
Thomas C. Brown	24,700	5,000	—	—	—	—	29,700
C. Jimmy Chao	27,900	5,000	—	—	—	—	32,900
Anita B. Easter	22,500	5,000	—	—	—	—	27,500
George H. Fann, Jr.	26,900	5,000	—	—	—	—	31,900
J. Thomas Johnson(3)	20,500	5,000	—	—	—	30,000	55,500
W. James Kitchens, Jr.	26,500	5,000	—	—	—	—	31,500
E. Leland Reynolds	25,300	5,000	—	—	—		30,300
J Randolph Potter (4)	24,700	5,000	—	—	—	36,000	65,700
Alexander Snipe, Jr.	25,700	5,000	—	—	—	—	30,700
Edward J. Tarver	10,310	5,000					15,310
Roderick M. Todd, Jr.	24,800	5,000	—	—	—	—	29,800
Mitchell M. Willoughby	28,700	5,000	—	—	—	—	33,700

(1)	The company has implemented a director deferred compensation plan whereby the director can elect to defer all or any part of annual retainer and monthly meeting fees payable in respect of the following calendar year to the director for service on the board of directors or a committee of the board. The director receives units of common stock for the amounts deferred under the plan, and the units can be exchanged for common stock when the director retires. The amounts reflected in this column include the deferred amounts.

(2)	On February 17, 2017, each non-officer director was granted 245 shares of restricted stock as part of the overall board compensation plan. The shares were valued at $20.38 per share. The shares were fully vested on January 1, 2018. The value of restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.

(3)	Mr. Johnson was paid $30,000 for the year ended December 31, 2017 under the terms of his supplemental executive retirement agreement, which agreement is further described below.

(4)	Mr. Potter entered into a consulting agreement on May 17, 2016, primarily to provide business development support in the Greenville market as well as to provide input into certain credit decisions throughout the bank. The agreement is for a 12-month term and was extended for an additional 12 months on May 17, 2017. Mr. Potter is compensated for these services at $3,000 per month.

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The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	Fees Deferred and dividend allocation ($) (1)	Accumulated Share Units(#) (1)	Accumulated Share Units Since Inception
Richard K. Bogan	33,566	1,639	20,129
C. Jimmy Chao	36,882	1,813	28,809
George H. Fann	55	3	143
J. Thomas Johnson	23,533	1,101	8,924
W. James Kitchens, Jr.	29,256	1,374	6,884
Alexander Snipe, Jr	34,309	1,616	25,795
Mitchell M. Willoughby	17,858	34	15,174
J. Randolph Potter	7,112	34	1,989
(1)	The “Fees Deferred” column reflects the amount of deferred fees for the year ended December 31, 2017. Units of common stock are credited to the director’s account at the time such compensation would otherwise have been payable absent the election to defer equal to (i) the otherwise payable amount divided by (ii) the fair market value of a share of common stock on the last trading day preceding the credit date. The amounts reflected in the “Accumulated Share Units” column reflect the number of units of common stock accumulated during the year ended December 31, 2017, including dividend allocations, and the amounts reflected in the “Accumulated Share Units Since Inception” column reflect the number of units of common stock accumulated since the director began deferring annual retainer and monthly board and committee fees, including dividend allocations. In general, the director’s vested account balance will be distributed in a lump sum of the common stock on the 30th day following termination of service on the board, including termination of service as a result of death or disability.

In connection with his prior employment by the company, the company entered into a supplemental executive retirement agreement with J. Thomas Johnson. If the director dies after his benefit has commenced, the remaining benefits will be paid to the director’s beneficiaries at the same time and in the same amounts that would have been distributed to the director had he survived. Pursuant to the supplemental executive retirement agreement, Mr. Johnson is entitled to receive $30,000 annually for 17 years, beginning in October 2009. Mr. Johnson was paid $30,000 in 2017 under the plan.

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Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth information known to the company with respect to beneficial ownership of the company’s common stock as of March 21, 2018 for (i) each director and nominee, (ii) each holder of 5.0% or greater of the company’s common stock, (iii) the company’s named executive officers, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Richard K. Bogan	3,709	—	.05%
Thomas C. Brown	24,734	7,740	.43%
C. Jimmy Chao	37,848		.50%
Michael C. Crapps	70,509	1,290	.95%
Anita B. Easter	20,083	—	.26%
George H. Fann, Jr.	86,749	24,080	1.46%
W. James Kitchens, Jr.	8,370	34,400	.56%
J. Thomas Johnson	32,859	—	.43%
J. Randolph Potter	16,159	—	.21%
David K. Proctor	30,729	430	.41%
E. Leland Reynolds	22,517	—	.30%
Joseph G. Sawyer	36,272	—	.48%
Edward J. Tarver	730	—	.01%
J. Ted Nissen	26,316	430	.35%
Robin D. Brown	17,028	—	.22%
Alexander Snipe, Jr.	6,251	—	.08%
Roderick M. Todd, Jr.	8,819	—	.12%
Mitchell M. Willoughby	42,108	4,300	.61%
Manulife Asset Management (US) LLC, et al (4)	392,066		5.16%
Wellington Management Group, LLP (5)	428,355		5.64%
RMB Capital Management, LLC (6)	629,828		8.30%
All executive officers and directors as a group (18 persons)	493,033	72,670	7.38%

(1)	Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Includes shares that may be acquired within the next 60 days as of March 21, 2018 by exercising vested stock options but does not include any unvested stock options. On December 16, 2012, the company sold 2,500 units, with each unit consisting of a subordinated note and a warrant to purchase 43 shares of common stock of the company at an exercise price equal to $5.90 per share, to certain accredited investors, including directors and executive officers of the company. Warrants for 97,180 common shares remain outstanding and are exercisable at any time and expire December 16, 2019. Outstanding warrants issued to directors and executive officers have been included in the table.
(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any warrant or options. The calculations are based on 7,602,926 shares of common stock outstanding on March 21, 2018.

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(4)	Based on information set forth in a Schedule F filed with the SEC on February 7, 2018, by Manulife Asset Management (US) LLC and certain related entities. Manulife Asset Management (US) LLC beneficially owned 392,066 shares of common stock as of December 31, 2017, with sole voting power over 392,066 shares and sole dispositive power over 392,066 shares. The address of Manulife Asset Management (US) LLC is 197 Clarendon Street, Boston, Massachusetts 02116.
(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2018 by Wellington Management Group, LLP and certain related entities. Wellington Management Group, LLP beneficially owned 428,355 shares of common stock as of December 31, 2017, with shared voting power over 428,355 shares and shared dispositive power over 428,355 shares. The address of Wellington Management Group, LLP is 280 Congress Street, Boston, Massachusetts 02210.
(6)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2018 by RMB Capital Management, LLC and certain related entities. RMB Capital Management, LLC beneficially owned 629,828 shares of common stock as of December 31, 2017, with shared voting power over 629,828 shares and shared dispositive power over 629,828 shares. The address of RMB Capital Holdings is 115 S. LaSalle Street, 34th Floor, Chicago, Illinois 60603.

Certain Relationships and Related Transactions

The bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of the company and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, our bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The aggregate dollar amount of loans outstanding to directors and executive officers of the bank was approximately $7.9 million at March 22, 2018.

The company has adopted a Code of Business Conduct and Ethics that contains written procedures for reviewing transactions between the company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. This policy also requires the bank to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Code of Business Conduct and Ethics may be found on our website by clicking on the link for “Investor Information” at www.firstcommunitysc.com.

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The company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. The company’s nomination and corporate governance committee, which consists entirely of independent directors, annually reviews all relationships and amounts disclosed in the directors’ and officers’ questionnaires, and the board of directors makes a formal determination regarding each director’s independence under The NASDAQ Stock Market listing standards and applicable SEC rules.

In addition, the bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the company’s executive officers, directors and persons who own more than 10% of any registered class of the company’s equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the company with copies of all Section 16(a) reports they file. Based solely on review of Forms 3, 4 and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 2017 except for the following. Directors Richard K. Bogan, C. Jimmy Chao, George H. Fann, J. Thomas Johnson, W. James Kitchens, Jr., Alexander Snipe, Jr., Mitchell M. Willoughby and J. Randolph Potter accumulated 1,638 units, 1,813 units, 3 units, 1,101 units, 1,374 units, 1,616 units, 833 units and 34 units of the company’s common stock, respectively, with respect to the deferral of all or part of their annual retainer and monthly meeting fees for their service on the board of directors or a committee of the board during 2017 pursuant to the company’s director deferred compensation plan. The directors inadvertently failed to report such accumulated acquisitions of units of common stock on Form 5 by March 1, 2018, and, as a result, the directors reported such accumulated acquisitions of units of common stock on the Form 4s filed on March 12, 2018 as described above.

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Independent Registered Public Accountants

We have selected Elliott Davis, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2017. A representative of Elliott Davis, LLC, is expected to be present at the annual meeting and will have the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.

Audit Fees

	Year Ended December 31, 2017	Year Ended December 31, 2016
Audit Fees(1)	$168,400	$152,400
Audit-Related Fees(2)	25,600	24,750
Tax Fees	15,875	14,400
Total	$209,875	$191,550

(1)	Audit Fees consisted primarily of the audit of the company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the company’s quarterly reports on form 10-Q.
(2)	Audit Related Fees for 2017 and 2016 consisted primarily of procedures related to offering documents, the audit of the Company’s 401(k) plan, HUD compliance audit, and miscellaneous accounting and research discussions.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit/compliance committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that securities laws do not prohibit them and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit/compliance committee, and individuals who were not employees of the independent auditor performed none of the services.

Shareholder Proposals for the 2019 Annual Meeting of Shareholders

Any shareholder of the company desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the company’s proxy statement for action at the 2018 annual meeting of shareholders must deliver the proposal to the executive offices of the company no later than December 7, 2018, unless the date of the 2019 annual meeting of shareholders is more than 30 days before or after May 16, 2019, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in the company’s 2019 proxy statement.

Under our bylaws, shareholder proposals not intended for inclusion in the company’s 2019 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2019 annual meeting of shareholders, including nominations for election of director(s) other than the board’s nominees, must be received no later than 90 days in advance of the 2019 annual meeting of shareholders and must comply with the procedural, informational and other requirements outlined in our bylaws.

Compensation Committee Interlocks and Insider Participation

No current or former officer, and no other member of the compensation committee, has directly or indirectly entered into any transactions with the company of a nature that would be required to be disclosed in this proxy statement.

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FIRST COMMUNITY CORPORATION

5455 Sunset Boulevard

Lexington, South Carolina 29072

www.firstcommunitysc.com

See proxy card attached

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000368911_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Class III Director Nominees Nominees 01 C. Jimmy Chao 02 J. Thomas Johnson 03 E. Leland Reynolds 04 Alexander Snipe, Jr. FIRST COMMUNITY CORPORATION 5455 SUNSET BLVD. LEXINGTON, SC 29072 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote). 3 To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2018. NOTE: At their discretion upon such other matters as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household

0000368911_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement/10K is available at www.proxyvote.com FIRST COMMUNITY CORPORATION Annual Meeting of Shareholders May 16, 2018 11:00 AM This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 16, 2018 at The Marion Hatcher Center, 519 Greene Street, Augusta, Georgia, 30901 at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "for" Proposal No. 1 to elect four director nominees to serve on the board of directors; "for" Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote); and "for" Proposal No. 3 to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2018. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side